Exhibit 99.1

Exicure, Inc. and Bluejay Therapeutics Inc. Enter into a Patent License Agreement to Develop Cavrotolimod for the Treatment of Hepatitis

CHICAGO, IL. — February 5, 2024 — Exicure, Inc., (NASDAQ:XCUR) a company that historically developed nucleic acid therapies, and Bluejay Therapeutics, Inc., a private clinical stage biopharmaceutical company focused on viral and liver diseases, announced today that Bluejay Therapeutics, Inc. ("Bluejay") and Exicure, Inc. ("Exicure") entered into a patent license agreement to develop cavrotolimod for potential treatment for hepatitis.

Under the terms of the agreement, Bluejay will receive an exclusive license in the field of hepatitis to all of Exicure’s relevant patents. Bluejay paid Exicure an initial small, one-time payment after the execution of this Agreement. Exicure will also be entitled to modest royalties on future net sales on all licensed technology by Bluejay during the term of the licensed patents. Exicure will be responsible for, and make all decisions concerning, the preparation, filing, prosecution, and maintenance for each patent and patent application included within the licensed patents.

"Our partnership with Bluejay continues the development of cavrotolimod," said Paul Kang, Chief Executive Officer of Exicure. "Exicure has spent considerable resources to discover and develop cavrotolimod. While historically, we focused on oncology, Bluejay’s commitment and expertise in developing cavrotolimod for potential treatment of hepatitis makes them an ideal partner to expand the use case of cavrotolimod," added Mr. Kang.

About Exicure

Exicure, Inc. has historically been an early-stage biotechnology company focused on developing nucleic acid therapies targeting ribonucleic acid against validated targets. Following its recent restructuring and suspension of clinical and development activities, the Company is exploring strategic alternatives to maximize stockholder value, both with respect to its historical biotechnology assets and more broadly. For further information, see www.exicuretx.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements in this press release other than statements of historical fact may be deemed forward looking including, but not limited to, statements regarding: the Company’s current business plans and objectives, including the pursuit of strategic alternatives to maximize stockholder value. Words such as “plans,” “expects,” “will,” “anticipates,” “continue,” “advance,” “believes,” “target,” “may,” “intend,” “could,” and other words and terms of similar meaning and expression are intended to identify forward-looking statements, although not all forward-looking statements contain such terms. Forward-looking statements are based on management’s current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission on March 27, 2023, as updated by the Company’s subsequent filings with the Securities and Exchange Commission. All information in this press release is as of the date of the release, and the Company undertakes no duty to update this information or to publicly announce the results of any revisions to any of such statements to reflect future events or developments, except as required by law.

Contact:
media@exicuretx.com

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